Exhibit 10.12

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 10, 2006

between

RPC, INC.
as Borrower

and

SUNTRUST BANK
as Lender

Exhibits

Exhibit A  -    Pricing Grid
Exhibit B   -                Form of Amended and Restated Demand Note

-i-

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2006, by and between RPC, INC., a Delaware corporation (the “Borrower”) and SUNTRUST BANK, a Georgia banking corporation (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender entered into that certain Credit Agreement dated as of March 19, 2003 (the “Original Agreement”) pursuant to which the Lender established a $25,000,000 credit facility in favor of the Borrower;

WHEREAS, the Borrower has requested that the Lender increase the credit facility from $25,000,000 to $50,000,000; and

WHEREAS, the Borrower and the Lender have agreed to increase the amount of the facility on an uncommitted basis, to amend the Original Agreement in certain other respects, and to restate the Original Agreement in its entirety as so increased and amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.01  Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Applicable Margin” shall mean, with respect to all Eurodollar Loans outstanding on any date, the percentage determined by reference to the applicable Total Funded Debt to EBITDA Ratio in effect on such date as set forth on Exhibit A attached hereto.

“Base Rate” shall mean the higher of (i) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender’s prime lending rate. Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” shall mean all obligations to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change In Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement or (ii) any change of any applicable law, rule or regulation that occurs after the date of this Agreement.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, the sum of (i) total cash interest expense determined on a consolidated basis in accordance with GAAP, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income

(or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Funded Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries described in the definition of “Indebtedness”, including, without limitation, all Loans.

“Default” shall mean the Borrower’s failure to pay the Note on the Termination Date.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eurodollar” when used in reference to any Loan, refers to whether such Loan bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the reserve percentage (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Lender is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Facility” shall mean the $50,000, 000 line of credit established by the Lender to the Borrower on an uncommitted basis for the making of Loans and/or the issuance of Letters of Credit in the sole discretion of the Lender.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.02.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (excluding performance bonds), debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that, trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (v) above, (viii) all Indebtedness of a third party secured by any lien or other type of security interest on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities, and (xi) all obligations under any Hedging Agreement. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Period” shall mean, with respect to any Eurodollar Loan, a period of one, two, three or six months, as the Borrower may request and the Lender may approve in its sole discretion; provided, that:

(i)  the initial Interest Period for any such Loan shall commence on the date of such Loan and each Interest Period occurring thereafter in respect of such
Loan shall commence on the day on which the next preceding Interest Period expires;

(ii)  if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day; and

(iii)  any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month.

“LC Disbursement” shall mean a payment made by the Lender pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.09 by the Lender for the account of the Borrower under the Facility.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Telerate Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Lender determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Lender two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a. m. (Atlanta, Georgia time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Lender.

   “Loan” shall mean a loan made by the Lender to the Borrower under the Facility, which may either be a Base Rate Loan or a Eurodollar Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the LC Documents, any Hedging Agreement between the Borrower and the Lender in connection with the Facility and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Note” shall mean the Amended and Restated Demand Note of the Borrower payable to the order of the Lender in substantially the form of Exhibit B.

“Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Payment Office” shall mean the office of the Lender located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Lender shall have given written notice to the Borrower.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents or such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Termination Date” shall mean the date on which the Lender makes demand on the Borrower for payment of all amounts outstanding under this Agreement.

“Total Funded Debt to EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA measured for the four fiscal quarter period ending on or immediately prior to such date.

Section 1.02  Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower.

ARTICLE II.

AMOUNT AND TERMS OF THE FACILITY

Section 2.01  Loans and Note. (a) Upon receipt of a written request for a Loan hereunder in accordance with Section 2.02, the Lender may in its sole discretion make such Loan to the Borrower; provided that the Lender shall have no obligation or commitment to make any Loan or to renew any Loan at the end of an applicable Interest Period, notwithstanding that the Lender may have previously renewed such Loan or any other Loan. If the Lender agrees to make the requested Loan, the Borrower may then elect either a Eurodollar Loan or a Base Rate Loan.

(b)    The Borrower’s obligation to pay the principal of, and interest on, the Loans shall be evidenced by the records of the Lender and by the Note. The entries made in such records and/or on the schedule annexed to the Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

Section 2.02  Procedure for Loans. The Borrower shall request a Loan from the Lender prior to 10:00 a.m., Atlanta, Georgia time, on the requested date of the borrowing in the case of a Base Rate Loan and two (2) Business Days prior to the date of borrowing in the case of a Eurodollar Loan. Such request shall include (i) the principal amount of such Loan and (ii) the duration of the Interest.Period (in the case of a Eurodollar Loan).

Section 2.03  Repayment of Loans. The outstanding principal amount of each Loan shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of the last day of the Interest Period applicable to such Loan or ON DEMAND.

Section 2.04  Interest on Loans; Letter of Credit Fee. (a) The Loans shall accrue interest (i) in the case of a Eurodollar Loan, at the Adjusted LIBO Rate plus the Applicable Margin or (ii) in the case of Base Rate Loan, at the applicable Base Rate. The Borrower agrees to pay interest on the earlier of (A) ON DEMAND or (B) with respect to a Eurodollar Loan, on the last day of the applicable Interest Period (provided that if any Interest Period exceeds 3 months, then interest will be payable on the last day of the third month after the first day of such Interest Period, and on the last day of such Interest Period) or with respect to a Base Rate Loan, on the last day of each calendar month. Should a Default occur, the Borrower shall pay interest at a default rate of the interest rate then in effect plus two percent (2%) per annum.

(b)    The Borrower agrees to pay a letter of credit fee on the face amount of each Letter of Credit equal to 0.50% per annum, payable in advance upon the issuance of such Letter of Credit and on each anniversary of such issuance.

Section 2.05  Computation of Interest.  All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.06  Increased Costs

(a)    If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by the Lender;

and the result of the foregoing is to increase the cost to the Lender of making, continuing or maintaining a Eurodollar Loan or to increase the cost to the Lender of issuing any Letter of Credit or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

(b)    If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital (or on the capital of the Lender’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which the Lender or the Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender’s parent corporation for any such reduction suffered.

(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay the Lender such amount or amounts within 10 days after receipt thereof.

(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 2.07  Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Default) or (b) the failure by the Borrower to borrow any Eurodollar Loan on the date agreed upon in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender, for any loss, cost or expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or the date on which the Borrower failed to borrow such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.09 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

Section 2.08  Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC

Disbursements, or otherwise) prior to 12:00 noon (Atlanta, Georgia time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

Section 2.09  Letters of Credit.

(a)    At the request of the Borrower, the Lender may, in its sole discretion, issue Letters of Credit for the account of the Borrower on terms (including the expiration date) that are acceptable to the Lender in its sole discretion. Notwithstanding the foregoing, it is understood that Letters of Credit may only be issued for working capital, insurance-related or performance bond purposes.

(b)    To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Lender irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided, that the Borrower agrees that the Lender has no commitment or obligation to issue, renew or extend any Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Lender shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)    The Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Lender shall notify the Borrower of such demand for payment and whether the Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any LC Disbursements paid by the Lender in respect of such drawing, without presentment, demand or other formalities of any kind.

(d)    On the Termination Date, or if any Default shall occur and be continuing on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name of the Lender and for the benefit of the Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, with demand or notice of any kind, upon the occurrence of a Default. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Lender may invest such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense. Any portion of the deposits that is not invested shall be deposited into an interest-bearing demand deposit account by the Lender. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender to reimburse itself for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.

(e)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)  Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)  The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)  Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  Payment by the Lender under a Letter of Credit against presentation of a draft or other document to the Lender that does not comply with the terms of such Letter of Credit;

(v)  Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)  The existence of a Default.

The Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided, that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)    Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 3.07.

ARTICLE III.

MISCELLANEOUS

Section 3.01  Conditions To Effectiveness. The Lender shall receive, prior to making the initial Loan and prior to issuing the initial Letter of Credit hereunder the following: (a) this Agreement and the Note duly executed by the Borrower, (b) in the case of a Letter of Credit, an application in form and substance satisfactory to the Lender and (c) certified board resolutions and an incumbency certificate in form and substance satisfactory to the Lender. In addition, prior to the making of any Loan or the issuance of any Letter of Credit the Borrower shall be deemed to have made the representations and warranties set forth in Section 3.02.

Section 3.02  Representations and Warranties.

(a)    Existence; Power. The Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b)    Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower, pursuant to a resolution of the board of directors of the Borrower, and constitutes, and each other Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)    Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any judgment or order of any Governmental Authority binding on the Borrower, and (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower.

(d)    Compliance with Laws and Agreements. The Borrower is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where noncompliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)    Investment Company Act, Etc. The Borrower is not (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

(f)    Taxes. The Borrower and each other Person for whose taxes the Borrower could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

(g)    Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.03  Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	RPC, Inc.
2170 Piedmont Road, NE Atlanta, Georgia 30324 Attention: Ben Palmer Telecopy Number: 404-321-5483

To the Lender:	SunTrust Bank
303 Peachtree Street, N.E., 3rd Floor Atlanta, Georgia 30308 Attention: Brad Staples Telecopy Number: 404-588-8833

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section.

(b)    Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

Section 3.04  Waiver; Amendments.

(a)    No failure or delay by the Lender in exercising any right or power hereunder or under the Note, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the Note are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or the Note or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 3.05  Expenses; Indemnification.

(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of both outside and in-house counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of both outside and in-house counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Lender and its directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for the Lender, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby or (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of the Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)    The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the Letter of Credit or the use of proceeds thereof.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

Section 3.06  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Section 3.07  Governing Law; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 3.03. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 3.08  WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 3.09  Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of a

Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 3.10  Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 3.11  Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.12, 2.13, and 3.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 3.12  Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 3.13  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law

(collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

Section 3.14. No Novation. This Agreement merely amends, modifies and restates the indebtedness, liabilities and obligations evidenced by the Original Agreement and does not constitute, and it is the express intent of the Borrower and the Lender that this Agreement does not effect, a novation of the existing indebtedness, liabilities, and obligations incurred by the Borrower pursuant to the Original Agreement. Such indebtedness, liabilities and obligations continue to remain outstanding and are amended and modified only to the extent this Agreement amends and modifies the Original Agreement.

Section 3.15. Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

RPC, INC.

By: /s/ BEN M. PALMER
Ben M. Palmer Vice President, Chief Financial Officer, and Treasurer

[SEAL]

SUNTRUST BANK

By: /s/ STACY M. LEWIS
Stacy M. Lewis Vice President, Corporate and Investment Banking

EXHIBIT A

PRICING GRID

Total Funded Debt to EBITDA	Less than 0.75:1	Greater than or equal to 0.75:1, and less than 1.50:1	1.50:1 or greater
LIBOR Margin	0.875%	1.25%	1.50%

EXHIBIT B

AMENDED AND RESTATED DEMAND NOTE

Atlanta, Georgia	March 10, 2006

FOR VALUE RECEIVED, the undersigned, RPC, INC., a Delaware corporation with an address of 2170 Piedmont Road, NE, Atlanta, Georgia 30324 (the “Borrower”), promises to pay to the order of SUNTRUST BANK, a Georgia banking corporation (“Lender”; Lender, together with any other holder hereof, sometimes referred to herein as the “Holder”), the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) or so much thereof as may be from time to time disbursed hereunder, together with accrued interest on the unpaid principal balance hereof as hereafter provided, in lawful money of the United States of America, ON DEMAND in accordance with the terms and conditions of that certain Amended and Restated Revolving Credit Agreement, dated as of March 10, 2006, by and between the Borrower and the Lender (the “Credit Agreement”; terms capitalized but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement).

This Note shall immediately become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by or against the Borrower for relief under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment or indebtedness, debtor reorganization, or composition or extension of debt.

The failure or forbearance of the Holder to exercise any right hereunder, or otherwise granted by law or another agreement, shall not affect or release the liability of the Borrower, and shall not constitute a waiver of such right unless so stated by the Holder in writing. The Borrower agrees that the Holder shall have no responsibility for the collection or protection of any property securing this Note, and expressly consents that the Holder may from time to time, without notice, waive its rights with respect to any property or indebtedness, and release any guarantor or other obligor from liability, without releasing the Borrower from any liability to the Holder.

Should legal action or an attorney at law be utilized to collect any amount due hereunder, the Borrower promises to pay all costs of collection, including reasonable attorneys’ fees.

This Note is issued in accordance with, and is entitled to the benefits of, the Credit Agreement. THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. This Note and all powers of attorney executed in connection herewith constitute the entire

B-1

understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

This Note amends, modifies and restates the indebtedness, liabilities and obligations evidenced by that certain Demand Note dated March 19, 2003 (the “Original Note”) and in addition, increases the principal amount of the Original Note, but does not constitute, and it is the express intent of the Borrower and the Lender that this Note does not effect, a novation of the existing indebtedness, liabilities, and obligations incurred by the Borrower pursuant to the Original Note. Such indebtedness, liabilities and obligations continue to remain outstanding and are amended and modified only to the extent this Note amends, modifies and increases the amount of the Original Note.

PRESENTMENT AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE BORROWER.

Execution under hand and seal on the date set forth above.

RPC, INC.

By: /s/ BEN M. PALMER
Ben M. Palmer Vice President, Chief Financial Officer, and Treasurer
[SEAL]

B-2